                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the registrant [X]

     Filed by a party other than the registrant [ ]

     Check the appropriate box:

     [ ] Preliminary proxy statement.       [ ] Confidential, for use of the
                                                Commission only (as permitted by
                                                Rule 14a-6(e)(2)).

     [X] Definitive proxy statement.

     [ ] Definitive additional materials.

     [ ] Soliciting material pursuant to Rule 14a-12

                       Sports Resorts International Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of filing fee (check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     (5) Total fee paid:

--------------------------------------------------------------------------------

     [ ] Fee paid previously with preliminary materials.
--------------------------------------------------------------------------------

     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount Previously Paid:

--------------------------------------------------------------------------------

     (2) Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------

     (3) Filing Party:

--------------------------------------------------------------------------------

     (4) Date Filed:

--------------------------------------------------------------------------------

                    [SPORTS RESORTS INTERNATIONAL INC. LOGO]

                       SPORTS RESORTS INTERNATIONAL, INC.
                                 951 AIKEN ROAD
                             OWOSSO, MICHIGAN 48867

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

     The annual meeting of shareholders of Sports Resorts International, Inc. (the "Company") will be held at the Company's offices at 951 Aiken Road, Owosso, Michigan on Tuesday, November 19, 2002 at 10:00 a.m. local time, for the following purposes:

     1. To elect two Directors to the Board of Directors.

     2. To confirm the appointment of Grant Thornton LLP as the independent auditors of the Company for the current fiscal year.

     3. To transact any other business that may properly come before the meeting.

     Shareholders of record at the close of business on October 28, 2002 are entitled to notice of and to vote at the meeting and any adjournment of the meeting. The following Proxy Statement and enclosed form of proxy are being furnished to holders of the Company's Common Stock on and after October 28, 2002.

                                          By Order of the Board of Directors

                                          /s/ DONALD J. WILLIAMSON
                                          Donald J. Williamson, Chairman of the
                                            Board and Chief Executive Officer

October 28, 2002

             IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE
               MEETING. EVEN IF YOU EXPECT TO ATTEND THE MEETING,
             PLEASE SIGN, DATE AND RETURN YOUR PROXY CARD PROMPTLY.

                       SPORTS RESORTS INTERNATIONAL, INC.

                         ANNUAL MEETING OF SHAREHOLDERS

                                 TO BE HELD ON
                               NOVEMBER 19, 2002

                                PROXY STATEMENT

     Beginning on October 28, 2002 we began mailing this Proxy Statement and the enclosed proxy card to the holders of record of our Common Stock, $0.01 par value. Our Board of Directors is soliciting proxies for use at the annual meeting of shareholders to be held on Tuesday, November 19, 2002. The annual meeting will be held at our offices at 951 Aiken Road, Owosso, Michigan 48867, at 10:00 a.m. local time.

     The purpose of the annual meeting is to consider and vote upon: (1) the election of two Directors to the Board of Directors, (2) the ratification of the appointment of Grant Thornton LLP as our independent auditors for the current fiscal year and (3) such other business as may properly come before the meeting.

     If you properly execute and return to us, the shares represented by the proxy will be voted as specified at the annual meeting of shareholders. If no choice is specified, the shares represented by the proxy will be voted for the election of all nominees of the Board of Directors named in this Proxy Statement and for the ratification of the appointment of Grant Thornton LLP as our independent auditors for the current fiscal year. We do not know of any other matter to be presented at the annual meeting. If other matters are properly presented, all shares represented by the proxy will be voted in accordance with the judgement of the persons named as proxies with respect to those other matters.

     A proxy may be revoked at any time prior to its exercise by written notice delivered to our Corporate Secretary. A proxy may also be revoked by attending and voting at the annual meeting.

     Solicitation of proxies will be made initially by mail. Directors, officers and employees may also solicit proxies in person or by telephone without additional compensation. In addition, proxies may be solicited by nominees and other fiduciaries who may mail material to or otherwise communicate with the beneficial owners of shares held by them. We will pay all expenses of soliciting the proxies.

                             ELECTION OF DIRECTORS

     The Board of Directors has nominated the following two persons for reelection to the Company's Board of Directors:

                               J. Daniel Frisina
                                Ronald J. Rolak

     It is the intent of the persons named in the accompanying proxy to vote for the election of the two nominees listed above. The proposed nominees are willing to be elected and to serve. If any nominee is unable to serve or is otherwise unavailable for election, which is not contemplated, the incumbent Directors may or may not select a substitute nominee. If a substitute nominee is selected, all proxies will be voted for the person so selected. If a substitute nominee is not selected, all proxies will be voted for the election of the remaining nominees. Proxies will not be voted for a greater number of persons than the number of nominees named.

     A plurality of the shares represented in person or by proxy and voting at the meeting is required to elect Directors. For the purpose of counting votes on the election of Directors, abstentions, broker non-votes and other shares not voted will not be counted as shares voted, and the number of shares for which a plurality is required will be reduced by the number of shares not voted.

     The shares represented by proxies received from the Company's shareholders will be voted FOR election of the Board's nominees for Directors unless an instruction to withhold a vote for any nominee is specified in the proxy. The Company has been informed by the holders of approximately 97% of the shares entitled to vote that they intend to vote in favor of the Board's nominees.

     Certain biographical informational concerning the nominees listed above is set forth below under the heading "Board of Directors."

                      THE BOARD OF DIRECTORS RECOMMENDS A
               VOTE FOR THE ELECTION OF ALL NOMINEES AS DIRECTORS

                               VOTING SECURITIES

     Holders of record of Common Stock at the close of business on October 28, 2002 will be entitled to notice of and to vote at the annual meeting and any adjournment of the meeting. As of October 1, 2002, there were 48,362,953 shares of Common Stock outstanding, each having one vote on each matter presented for shareholder action. Shares cannot be voted unless the shareholder is present at the meeting or represented by a properly executed proxy. All references to shares of Common Stock throughout this Proxy Statement are reflective of the 2 for 1 stock split to shareholders of record on August 9, 2001. The stock split was paid on September 6, 2001.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table sets forth information concerning the number of shares of Common Stock held by each shareholder who is known to the Company's management to be the beneficial owner of more than 5% of the outstanding shares as of October 1, 2002:

        NAME AND ADDRESS                AMOUNT OF                   NATURE OF
         OF BENEFICIAL                 BENEFICIAL                   BENEFICIAL               PERCENT OF
     OWNER OF COMMON STOCK              OWNERSHIP                   OWNERSHIP                 CLASS(1)
     ---------------------             ----------                   ----------               ----------
Donald J. Williamson............    46,956,060 shares    Sole voting and investment power      96.5%
951 Aiken Road                               0 shares    Shared voting or investment            0.0%
                                                         power
Owosso, MI 48867
Patsy L. Williamson.............       176,900 shares    Sole voting and investment power        .4%
951 Aiken Road                               0 shares    Shared voting or investment            0.0%
                                                         power
Owosso, MI 48867

SECURITY OWNERSHIP OF MANAGEMENT

     The following table shows the beneficial ownership of shares of Common Stock, held as of October 1, 2002 by each director, each of the named executive officers and by all directors and executive officers of the Company as a group:

                                        AMOUNT OF                   NATURE OF
       NAME OF BENEFICIAL              BENEFICIAL                   BENEFICIAL               PERCENT OF
     OWNER OF COMMON STOCK              OWNERSHIP                   OWNERSHIP                 CLASS(1)
     ---------------------             ----------                   ----------               ----------
Maureen C. Cronin(2)(3).........        22,702 shares    Sole voting and investment power       *
                                             0 shares    Shared voting or investment            *
                                                         power
J. Daniel Frisina(2)(3).........        48,509 shares    Sole voting and investment power       *
                                             0 shares    Shared voting or investment            *
                                                         power
Ted M. Gans(2)(3)...............        48,509 shares    Sole voting and investment power       *
                                             0 shares    Shared voting or investment            *
                                                         power
Donald R. Gorman(2)(3)..........        47,459 shares    Sole voting and investment power       *
                                             0 shares    Shared voting or investment            *
                                                         power
Eric Hipple(2)(3)...............        26,979 shares    Sole voting and investment power       *
                                             0 shares    Shared voting or investment            *
                                                         power
Ronald J. Rolak(2)(3)...........        31,389 shares    Sole voting and investment power       *
                                         7,900 shares    Shared voting or investment            *
                                                         power

                                        AMOUNT OF                   NATURE OF
       NAME OF BENEFICIAL              BENEFICIAL                   BENEFICIAL               PERCENT OF
     OWNER OF COMMON STOCK              OWNERSHIP                   OWNERSHIP                 CLASS(1)
     ---------------------             ----------                   ----------               ----------
William Singleterry(4)..........        30,000 shares    Sole voting and investment power       *
                                             0 shares    Shared voting or investment            *
                                                         power
Gregory T. Strzynski(4).........        20,000 shares    Sole voting and investment power       *
                                             0 shares    Shared voting or investment            *
                                                         power
Donald J. Williamson(4)(5)......    46,956,060 shares    Sole voting and investment power      96.5%
                                             0 shares    Shared voting or investment            *
                                                         power
Directors and Officers as a
  group(5)......................    47,231,607 shares    Sole voting and investment power      97.1%
                                         7,900 shares    Shared voting or investment            *
                                                         power

-------------------------
 *  Does not exceed 1%.

(1) Percentages: The percentages set forth in this column were calculated on the basis of 48,362,953 shares of Common Stock outstanding as of October 1, 2002, plus shares of Common Stock subject to options held by the listed persons that were exercisable on October 1, 2002 or that will become exercisable within 60 days after October 1, 2002. Shares subject to such options are considered to be outstanding for purposes of this chart. The number of shares subject to such options for each listed person is set forth below:

                                                                              WEIGHTED
                                                                              AVERAGE
                      DIRECTOR/OFFICER                          OPTIONS    EXERCISE PRICE
                      ----------------                          -------    --------------
Maureen C. Cronin...........................................     15,359        $6.29
J. Daniel Frisina...........................................     48,509         4.15
Ted M. Gans.................................................     48,509         4.15
Donald R. Gorman............................................     47,459         4.17
Eric Hipple.................................................     26,979         4.87
Ronald J. Rolak.............................................     31,389         4.60
William Singleterry.........................................     30,000         4.29
Gregory T. Strzynski........................................     20,000         4.82
Donald J. Williamson........................................     20,000         4.82
                                                                -------        -----
All directors and executive officers as a group.............    288,204        $4.49
                                                                =======        =====

-------------------------
(2) Stock Option Grants to Directors: Pursuant to the Company's 1995 Long-Term Incentive Plan (the "LTIP"), the Company's Board of Directors in February 1997, September 2000 and October 2001 granted to each person who was then a non-employee Director of the Company options to acquire up to 10,000 shares of Common Stock. These stock options are currently exercisable.

(3) Automatic Stock Option Grants to Non-Employee Directors: Under the LTIP, each non-employee director of the Company receives an automatic grant of options in March and September of each year. The number of shares subject to each option started at 1,000 when the LTIP was inaugurated in 1996. Under the terms of the LTIP, for each grant after that time the number of shares subject to each option increases by 5% from the previous grant. When a new non-employee Director is elected or appointed to the Board, he or she will immediately receive an option in an amount equal to the last grant. Ms. Cronin, and Messrs. Frisina, Gans, Gorman, Hipple and Rolak were each granted options to purchase 1,785 shares of Common Stock on September 1, 2001. On March 1, 2002 Ms. Cronin and Messrs. Frisina, Gans, Gorman, Hipple and Rolak were each granted options to acquire 1,874 shares of Common Stock on September 1, 2002. All of these options are currently exercisable.

(4) William Singleterry/Gregory Strzynski/Donald J. Williamson: In February 1997, Mr. Singleterry was granted options to acquire up to 10,000 shares of Common Stock. In September 2000 and October 2001,

    Mr. Singleterry, Mr. Strzynski and Mr. Williamson were granted options to purchase up to 10,000 shares of Common Stock. These stock options are currently exercisable.

(5) Total Stock Ownership: Excludes the 176,900 shares of Common Stock owned by Patsy Williamson, the wife of Donald J. Williamson. See "Security Ownership of Certain Beneficial Owners" above.

                               BOARD OF DIRECTORS

     The Company's Board of Directors currently consists of seven members, two of whom are standing for reelection. The members of the Company's Board of Directors are (in alphabetical order): Maureen C. Cronin, J. Daniel Frisina, Ted
M. Gans, Donald R. Gorman, Eric Hipple, Ronald J. Rolak, and Donald J.
Williamson.

     The Company's Board of Directors is classified into three groups, only one of which stands for reelection at each annual meeting of shareholders. The terms of the current Directors are as follows:

                          DIRECTOR                              TERM EXPIRES
                          --------                              ------------
Maureen C. Cronin...........................................        2003
J. Daniel Frisina...........................................        2002
Ted M. Gans.................................................        2004
Donald R. Gorman............................................        2004
Eric Hipple.................................................        2003
Ronald J. Rolak.............................................        2002
Donald J. Williamson........................................        2004

INCUMBENT DIRECTORS NOMINATED FOR REELECTION

     J. DANIEL FRISINA (54). Mr. Frisina is a Director of the Company and a Director of Brainerd International Raceway & Resort, Inc. ("BIR"). Mr. Frisina's principal occupation is an independent consultant to manufacturers and distributors in the automotive parts industry. Mr. Frisina is also a principal and President of Boomers Investment Group, which invests in and manages restaurants, lounges and other hospitality service companies. Previously he was a Director of Global Development for Shyi Tan Enterprises, a Taiwanese manufacturer of autobody parts from 1996 to 1999. He also served as a consultant for Cheng Hong Legion Co., Ltd. (from 1992 to 1996). He was the Chairman of the Board of the Autobody Parts Association, an association that represents the interests of the distributors, suppliers and manufacturers of alternative collision replacement parts. He served as President of The Colonel's from 1988 through 1991. He served as Treasurer and Chief Financial Officer of Brainerd International, Inc., the Company's predecessor, during 1995. Mr. Frisina serves on the Audit Committee of the Board of Directors. He has served as a Director of the Company since 1995. His current term as a Director of the Company expires in 2002.

     RONALD J. ROLAK (55). Mr. Rolak is a Director of the Company. Mr. Rolak is the Development Director for the Powers Catholic High School Educational Trust Fund, in Flint, Michigan. He has held this position since 1986. From 1973 to 1986, Mr. Rolak was a high school instructor and a varsity football coach at Powers Catholic High School. Mr. Rolak also serves as a director of a number of charitable organizations in Genessee County, Michigan. Mr. Rolak serves on the Audit Committee, the Compensation Committee and the Nominating Committee of the Board of Directors. He has served as a Director of the Company since 1999. His current term as a Director of the Company expires in 2002.

INCUMBENT DIRECTORS -- TERMS EXPIRING IN 2003

     MAUREEN C. CRONIN (58). Ms. Cronin is a Director of the Company. Ms. Cronin was an Investment Specialist with Charles Schwab & Company in West Palm Beach, Florida from 1995 to 2000. From 1994 to 1995, she served as Vice President of Ted Williams Family Enterprises in Citrus Hills, Florida. From 1991 to 1994, she served as a Financial Consultant and Broker with Salomon Smith Barney/Dean Witter, in Boston, Massachusetts. Ms. Cronin serves as the Chairperson of the Audit Committee. Ms. Cronin has served as a Director since September 2000. Her current term as a Director expires in 2003.

     ERIC HIPPLE (45). Mr. Hipple is Senior Account Representative at Rho-Mar Agency, an insurance agency located in Farmington Hills, Michigan. Mr. Hipple has been an independent consultant to The Clio Agency, Inc., a company wholly owned by Donald J. Williamson, and also to Patsy Lou Williamson Buick-GMC, Inc., a company wholly owned by Patsy L. Williamson, the wife of Donald J. Williamson. Mr. Hipple was also President and owner of Hipple & Associates, an insurance agency in Brighton, Michigan. Mr. Hipple is a former quarterback for the Detroit Lions. He finished his career in the National Football League in 1989. Mr. Hipple has served as a local radio and television football analyst for the Detroit Lions. Mr. Hipple also serves as a director of a number of charitable organizations in Michigan. Mr. Hipple serves on the Executive Committee of the Board of Directors. He has served as a Director of the Company since September 2000. His current term as a Director of the Company expires in 2003.

INCUMBENT DIRECTORS -- TERMS EXPIRING IN 2004

     TED M. GANS (67). Mr. Gans is a Director of the Company and a Director of Rugged Liner, Inc. ("RL"). Mr. Gans' principal occupation since 1965 has been as the President and Director of Ted M. Gans, P.C., a law firm in Bloomfield Hills, Michigan, of which he is the sole owner. Mr. Gans also serves as a Director of Patsy Lou Williamson Buick-GMC, Inc., a company wholly owned by Patsy L. Williamson, the wife of Donald J. Williamson. Mr. Gans serves on the Executive Committee, the Compensation Committee and the Nominating Committee of the Board of Directors. He has served as a Director of the Company since 1995. His current term as a Director of the Company expires in 2004.

     DONALD R. GORMAN (70). Mr. Gorman is a Director of the Company. Since 1958 Mr. Gorman has been owner and President of D. G. Custom Chrome, LLP. Mr. Gorman was also the owner and President of P. G. Products, Inc., of Cincinnati, Ohio, which, prior to the sale of the assets of The Colonel's in December 1998, was one of the Company's major customers. Mr. Gorman serves on the Compensation Committee and the Nominating Committee of the Board of Directors. He has served as a Director of the Company since 1997. His current term as a Director of the Company expires in 2004.

     DONALD J. WILLIAMSON (68). Mr. Williamson is the founder of the Company and is a Director and the Chairman of the Board and Chief Executive Officer of the Company. He is also a Director and officer of each of the Company's subsidiaries. From November 1995 until February 1997 he was the President, Chief Executive Officer and a Director of the Company. Between February 1997 and May 1998, Mr. Williamson served as a consultant to the Company. Mr. Williamson serves on the Executive Committee of the Board of Directors. He has served as a Director of the Company since 1995. His current term as a Director of the Company expires in 2004.

                         BOARD COMMITTEES AND MEETINGS

     The Company's Board of Directors has four standing committees: the Executive Committee, the Nominating Committee, the Compensation Committee and the Audit Committee. Each member of the Committees described below is also a Director of the Company.

     Executive Committee: The Executive Committee has the full power of the Board in the management of the business and affairs of the Company, except the power to change the membership of or to fill vacancies in the Board of Directors or the Executive Committee, the power to amend, add to, rescind or repeal the Bylaws of the Company; or any other powers that, under Michigan law, may not be delegated to it by the Board of Directors. The Executive Committee exists for the purpose of acting on behalf of the Board where Board action is required between regularly scheduled meetings and where it would be impracticable to convene special Board meetings. Messrs. Williamson and Gans currently serve on the Executive Committee. The Executive Committee met one time in 2001.

     Compensation Committee: The Compensation Committee is responsible for establishing the compensation of the executive officers of the Company and its subsidiaries. Messrs. Gans, Gorman and Rolak currently serve on the Compensation Committee. The Compensation Committee met one time in 2001.

     Audit Committee: The Audit Committee reviews audit plans submitted by the independent auditors with respect to the scope of procedures that will be performed and the fee that will be charged. The Audit Committee also reviews the results of the independent audit each year, including any associated recommendations on internal controls. Ms. Cronin and Messrs. Frisina and Rolak currently serve on the Audit Committee. Each member of the Audit Committee is independent as defined in rule 4200 (a) (15) of the National Association of Securities Dealers ("NASD") listing standards. The Audit Committee met four times in 2001.

     Nominating Committee: The Nominating Committee exists for the purpose of developing and recommending to the Board of Directors criteria for the selection of candidates for Director, seeking out and receiving suggestions concerning possible candidates, reviewing and evaluating the qualifications of possible candidates and recommending to the Board of Directors candidates for vacancies occurring from time to time and for the slate of Directors to be proposed on behalf of the Board of Directors at annual meetings of shareholders. Messrs. Gans, Gorman and Rolak currently serve on the Nominating Committee. The Nominating Committee met one time in 2001.

     The Nominating Committee will consider nominees recommended by shareholders. To be timely, a shareholder's nomination notice must be delivered to or mailed and received at the Company's principal executive offices not less than 40 days nor more than 60 days prior to the date of a meeting at which Directors will be elected (an "Election Meeting") as originally scheduled. However, if less than 50 days notice or prior public disclosures of the date of the Election Meeting is given or made to shareholders, a notice by a shareholder will be considered timely if it is so received not later than the close of business on the 10th day following the day on which such notice of the date of the Election Meeting was mailed or such public disclosure was made. Any such nominations should be in writing and state the name, age and address of the nominee, his or her educational and employment background, his or her present employment and a full and complete statement as to the qualifications of the nominee to serve as a Director, as specified in the Company's Bylaws. The Nominating Committee will not consider any nomination that does not provide this information.

     The Company's full Board of Directors met seven times in 2001. Each of the Directors attended 75% or more of the aggregate of (1) the total number of meetings of the Board of Directors and (2) the total number of meetings held by all committees of the Board of Directors on which he or she served.

                               EXECUTIVE OFFICERS

     As mentioned above, Mr. Williamson is the Chairman of the Board and Chief Executive Officer of the Company. Two additional executive officers are:

     GREGORY T. STRZYNSKI (43). Mr. Strzynski is the Chief Financial Officer of the Company. He joined the Company in August 1999. Mr. Strzynski was the Corporate Controller of Kitty Hawk International, Inc., formerly known as American International Airways, Inc., from 1993 to 1999. From 1990 to 1993, he served as Corporate Controller for United Solar Systems Corp., a joint venture research and development company between Energy Conversion Devices, Inc. and Canon, Inc. of Japan. From 1988 to 1989 he was Corporate Controller for Armada Products Company, an automotive supplier.

     WILLIAM SINGLETERRY (58). Mr. Singleterry is the Vice President of Marketing and Development of the Company. He also serves as the President of RL. Mr. Singleterry served as the Director of Operations for the Bumper Division of The Colonel's from 1991 to 1998. Prior to that time, he was the Regional Sales Manager. From 1982 to 1989, he served as General Manager for Auto Body Connection, a bumper manufacturer and distributor.

                             EXECUTIVE COMPENSATION

COMPENSATION SUMMARY

     The following Summary Compensation Table shows certain information concerning the compensation earned during each of the three fiscal years in the period ended December 31, 2001, of the Chief Executive Officer of the Company and each executive officer of the Company whose cash compensation exceeded $100,000.

                           SUMMARY COMPENSATION TABLE

                                                                                              LONG-TERM
                                                                                             COMPENSATION
                                                                                             ------------
                                                          ANNUAL COMPENSATION                   AWARDS
                                              -------------------------------------------    ------------
                                                                                OTHER         SECURITIES
                 NAME AND                                                       ANNUAL        UNDERLYING
            PRINCIPAL POSITION                YEAR     SALARY      BONUS     COMPENSATION      OPTIONS
            ------------------                ----     ------      -----     ------------     ----------
Donald J. Williamson......................    2001    $160,000    $10,000         $0            10,000
Chairman of the Board,                        2000     166,923          0          0            10,000
Chief Executive Officer and Director          1999     510,000          0          0                 0
William Singleterry.......................    2001    $154,203    $10,000         $0            10,000
Vice President of Development                 2000     148,354          0          0            10,000
                                              1999     158,653          0          0                 0
Gregory T. Strzynski(1)...................    2001    $117,923    $10,000         $0            10,000
Chief Financial Officer                       2000      96,827     21,500          0            10,000
                                              1999      38,365      6,000          0                 0

-------------------------
(1) Compensation for 1999 represents approximately five months rather than a full year because Mr. Strzynski joined the company in August 1999.

STOCK OPTIONS

     Pursuant to the automatic grant provisions of the Company's 1995 Long-Term Incentive Plan (the"LTIP"), during 2001 Ms. Cronin and Messrs. Frisina, Gans, Gorman, Hipple and Rolak received options to purchase a total of 20,910 shares of Common Stock. Additionally, in October 2001, each director and Messrs. Singleterry and Strzynski received options to purchase 10,000 shares of Common Stock. Ms. Cronin exercised 11,620 options in December of 2001. None of the Company's Officers or other Directors exercised any of their outstanding options during 2001.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                                POTENTIAL REALIZABLE
                                                                                                  VALUE AT ASSUMED
                                                                                                   ANNUAL RATES OF
                                                                                              STOCK PRICE APPRECIATION
                                                     INDIVIDUAL GRANTS                             OR OPTION TERM
                                 ---------------------------------------------------------    -------------------------
                                                 % OF TOTAL
                                                  OPTIONS
                                 NUMBER OF       GRANTED TO
                                 SECURITIES      EMPLOYEES/      EXERCISE OR
                                 UNDERLYING      DIRECTORS       BASE PRICE     EXPIRATION
            NAME                  OPTIONS      IN FISCAL YEAR      ($/SH)          DATE         5%($)          10%($)
            ----                 ----------    --------------    -----------    ----------      -----          ------
Donald J. Williamson.........      10,000            9%             $6.63        10/19/11      $41,696        $105,665
William Singleterry..........      10,000            9%             $6.63        10/19/11      $41,696        $105,665
Gregory T. Strzynski.........      10,000            9%             $6.63        10/19/11      $41,696        $105,665

                         FISCAL YEAR-END OPTION VALUES

                                                            NUMBER OF
                                                      SECURITIES UNDERLYING            VALUE OF UNEXERCISED
                                                           UNEXERCISED               IN-THE-MONEY OPTIONS AT
                                                    OPTIONS AT FISCAL YEAR-END          FISCAL YEAR-END(1)
                                                   ----------------------------    ----------------------------
                     NAME                          EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
                     ----                          -----------    -------------    -----------    -------------
Donald J. Williamson...........................      10,000          10,000          $47,100         $10,800
William Singleterry............................      20,000          10,000           91,700          10,800
Gregory T. Strzynski...........................      10,000          10,000           47,100          10,800

-------------------------
(1) Based on the market value of the Company's Common Stock as of December 31, 2001 ($7.71 per share), minus the exercise price, multiplied by the number of options.

COMPENSATION OF DIRECTORS

     Effective for 2001, Directors will receive an annual fee of $4,500 plus $1,000 for each Board meeting attended. Additionally, Directors are reimbursed for expenses incurred in attending meetings of the Board of Directors and committees thereof and are granted options under terms of the Companies Long-Term Incentive Plan.

PENSION PLAN

     The Company does not provide a retirement plan.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Messrs. Gans, Gorman and Rolak are members of the Compensation Committee of the Board of Directors. No other Directors or executive officers of the Company took part in deliberations concerning the compensation of executive officers of the Company during fiscal 2001. None of Messrs. Gans, Gorman or Rolak has any employment relationship with the Company or any of its subsidiaries. However, Mr. Gans is a Director of the Company and practices law with Ted M. Gans, P.C. During the past year, as well as the current year, the Company and its subsidiaries retained Ted M. Gans, P.C. for certain legal services. Fees paid for 2001 were approximately $15,000.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors currently consists of Messrs. Gans, Gorman and Rolak.

     The basic compensation philosophy of the Company is to provide competitive salaries. The Company's executive compensation policies are designed to achieve two primary objectives:

     - Attract and retain well-qualified executives who will lead the Company and achieve and inspire superior performance;

     - Provide incentives for the achievement of long-term financial goals.

     Executive compensation consists primarily of two components: base salary and benefits; and amounts paid (if any) under the Company's LTIP. Each component of compensation is designed to accomplish one or both of the compensation objectives.

     The participation of specific executive officers and other key employees in the Company's LTIP is recommended by the Board's Compensation Committee and all recommendations (including the level of participation) are reviewed, modified (to the extent appropriate) and approved by the Board.

BASE SALARY

     To attract and retain well-qualified executives, it is the Compensation Committee's policy to establish base salaries at levels and provide benefit packages that are considered to be competitive. Base salaries of executive officers are determined by the Board of Directors on an individual basis. In determining the base salary for an executive officer, the Compensation Committee will recommend to the full Board for approval a base salary for the officer determined by the Compensation Committee taking into consideration factors including: (1) the individual's performance, (2) the individual's contributions to the Company's success, (3) the level and scope of the individual's responsibilities, (4) the individual's tenure with the Company and in his or her position and (5) pay practices for similar positions by comparable companies.

LONG-TERM INCENTIVE PLAN

     The LTIP is used primarily to grant stock options. However, the LTIP also permits grants of restricted stock, stock awards, stock appreciation rights and tax benefit rights if determined to be desirable to advance the purposes of the LTIP. These grants and awards are referred to as "Incentive Awards." By combining in a single plan many types of incentives commonly used in long-term incentive compensation programs, the LTIP provides significant flexibility to the Compensation Committee to tailor specific long-term incentives that would best promote the objectives of the LTIP and in turn promote the interests of the Company's shareholders.

     Directors, executive officers and other key employees of the Company and its subsidiaries are eligible to receive Incentive Awards under the LTIP. A maximum of 2,000,000 shares of Common Stock (subject to certain antidilution adjustments) are available for Incentive Awards under the LTIP. Of the 2,000,000 shares authorized for Incentive Awards under the LTIP, only one-half can be awarded as restricted stock.

     The LTIP is administered by the Compensation Committee, which is comprised of non-employee Directors, none of whom participates or is eligible to participate in any long-term incentive plan of the Company or its subsidiaries, except for nondiscretionary stock option grants based upon a specified formula, and if the Board so determines, each of whom must be an "outside director" as defined in the rules issued pursuant to Section 162(m) of the Internal Revenue Code. The Compensation Committee makes determinations, subject to the terms of the LTIP, as to the persons to receive Incentive Awards, the amount of Incentive Awards to be granted to each person, the terms of each grant and all other determinations necessary or advisable for administration of the LTIP.

     The LTIP was approved by the shareholders of Brainerd International, Inc., the Company's predecessor, on November 21, 1995. During 2001, Ms. Cronin and Messrs. Frisina, Gans, Gorman, Hipple and Rolak, as non-employee Directors of the Company, each received automatic stock option grants covering a total of 20,910 shares of Common Stock. Additionally, in September 2001, each director and Messrs. Singleterry and Strzynski received options to purchase 10,000 shares of Common Stock.

SECTION 162(M)

     Section 162(m) of the Internal Revenue Code provides that publicly held corporations may not deduct compensation paid to certain executive officers in excess of $1 million annually, with certain exemptions. The Company has examined its executive compensation policies in light of Section 162(m) and the regulations adopted by the Internal Revenue Service to implement that section. It is not expected that any portion of the Company's deduction for employee remuneration will be disallowed in 2002 or in future years by reason of actions expected to be taken in 2002.

Respectfully submitted,

Ted M. Gans
Donald R. Gorman
Ronald Rolak

STOCK PRICE PERFORMANCE GRAPH

     The following graph compares the cumulative total stockholder return on the Company's Common Stock to the Nasdaq Domestic Index and an index of peer companies that produce automobile replacement parts or own and operate motor sports entertainment facilities, assuming an investment of $100.00 at the beginning of the period indicated.

     The Nasdaq Domestic Index is a broad equity market index consisting of certain domestic companies traded on the Nasdaq Stock Market. The index of peer companies was constructed by the Company and includes the companies listed in the footnote to the graph below. In constructing the peer index, the return of each peer group company was weighted according to its respective stock market capitalization at the beginning of each period indicated. Cumulative total stockholder return is measured by dividing: (1) the sum of (a) the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and (b) the difference between the share price at the end and the beginning of the measurement period; by (2) the share price at the beginning of the measurement period.

                  COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN
                       ASSUMES INITIAL INVESTMENT OF $100
                                 DECEMBER 2001

[PERFORMANCE GRAPH]

(1) The index of peer companies consists of American Axle and Manufacturing Holdings, Inc; Dana Corp.; Dura Automotive Systems, Inc.; Eaton Corporation; Johnson Controls, Inc.; Tower Automotive, Inc.; and International Speedway Corporation

     The dollar values for total stockholder return plotted in the graph above are shown in the table below:

                                                                         NASDAQ         PEER
                       DATE                           THE COMPANY    DOMESTIC INDEX     INDEX
                       ----                           -----------    --------------     -----
December 31, 1996.................................      $100.00         $100.00        $100.00
December 31, 1997.................................       150.00          122.48         134.14
December 31, 1998.................................       113.89          172.68         139.81
December 31, 1999.................................       163.89          320.90         114.76
December 31, 2000.................................       170.84          193.01          88.33
December 31, 2001.................................       342.67          153.15         107.85

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The Company and its subsidiaries are parties to certain transactions with related parties, which are summarized below. Many of the transactions described below involve Donald and Patsy Williamson, husband and wife. Mr. Williamson is the Chairman of the Board, the Chief Executive Officer and a Director of the Company. Together, Mr. and Mrs. Williamson own approximately 97 percent of the outstanding shares of the Company's Common Stock.

     In February 1999, the Company loaned $5,200,000 to South Saginaw, L.L.C., a limited liability company owned by Mr. Williamson. To evidence this loan, Mr. Williamson signed a subordinated mortgage providing for interest at the annual rate of 8% and calling for monthly payments of principal and interest of $43,476 beginning April 1, 1999. The note is current at December 31, 2001. Mr. Williamson used the proceeds of this loan to purchase real property in Davison, Michigan.

     Lease of Owosso, Michigan Facility. Rugged Liner, Inc. ("RL") leases its Owosso, Michigan facility from 620 Platt Road, L.L.C. Donald and Patsy Lou Williamson are the sole members of 620 Platt Road L.L.C. The lease agreement requires monthly payments of $50,000 through December 2009. RL pays all taxes, insurance and maintenance expenses related to the facility. Rent expense on this lease was $600,000 and $580,000 for the years ending December 31, 2001 and 2000 respectively.

     Lease of Flint, Michigan Ticket Office. Brainerd International Raceway & Resort, Inc. ("BIR") leases its executive and ticket offices from Donald J. Williamson. BIR pays all taxes, insurance and maintenance expenses related to the facility. Rent expense on this lease was $25,500 for the year ending December 31, 2001.

     Net Advances to Related Parties. During 2001, 2000 and 1999 the Company paid certain expenses on behalf of affiliated entities controlled by Donald J. Williamson. These expenses are predominantly for the use of a common payroll processing service for which direct reimbursement is made as well as a pro rata share of general insurance coverage. In 2001, the Company also advanced $223,000, on behalf of Mr. Williamson, for construction costs related to a convenience store and gas station being built adjacent to our BIR facility in Brainerd, Minnesota. The total amount outstanding at December 31, 2001, 2000 and 1999 was $1,496,000, $958,000 and $540,000 respectively. The Company advanced an additional $1,036,000 in 2002 for construction of the convenience store, which was completed in the second quarter of 2002. Mr. Williamson transferred the title of the convenience store and gas station to the Company in the third quarter of 2002, at which time the construction advances were offset.

     Williamson Buick-GMC, Inc. Mrs. Williamson owns an automobile dealership. The Company engages in certain transactions with this dealership, including the purchase of automobiles, parts, and automotive services. During 2001, purchases of automobiles, parts and services by the Company from the Williamson dealership was approximately $32,000. RL sold approximately $11,000 worth of bedliners and truck accessories to the Williamson dealership in 2001.

     Transactions with Directors. Ted M. Gans is a Director of the Company and practices law with Ted M. Gans, P.C. During the past year and the current year, the Company retained Ted M. Gans, P.C. for certain legal services and it is anticipated that the Company will continue to do so. Fees paid for 2001 were approximately $15,000.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's Directors, officers and persons who own more than 10% of the Company's Common Stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission and Nasdaq. Directors, officers and greater than 10% beneficial owners are required by Securities and Exchange Commission regulations to furnish the Company with copies of all Section 16(a) forms they file.

     In October 2001 the Company became aware of improper trading activity of its common stock through a brokerage account controlled by Patsy Lou Williamson Buick-GMC, Inc., a company wholly owned by Patsy

Lou Williamson, the wife of Donald J. Williamson. In November 2001, the Company's Board of Directors sought and received on behalf of the Company the total disgorgement of approximately $31,000 of profits as a result of this trading. Form 4 reporting this activity for the months of August and September of 2001 were filed late.

     To the best of the Company's knowledge, other than as described in the paragraph above, no Director, officer or beneficial owner of more than 10% of the Company's outstanding Common Stock failed to file on a timely basis any report required by Section 16(a) of the Exchange Act with respect to the year ended December 31, 2001.

                             SELECTION OF AUDITORS

     On April 17, 2002, Deloitte & Touche LLP notified us of its decision to resign as our independent public accountants. Deloitte & Touche has not included, in either of the past two years, an adverse opinion or a disclaimer of opinion, or a qualification or modification as to uncertainty, audit scope or accounting principles, with respect to our financial statements. During our two most recent fiscal years ended December 31, 2001, and the subsequent interim period through April 17, 2002, there were no disagreements between the Company and Deloitte & Touche on any matter of accounting principles or practices, financial disclosure or auditing scope or procedure, which disagreements, if not resolved to Deloitte & Touche's satisfaction would have caused Deloitte & Touche to make reference to the subject matter of the disagreement in connection with its reports. On May 10, 2002 we engaged Grant Thornton LLP as our independent public accountants for fiscal 2002.

     Subject to the approval of shareholders, the Board of Directors has appointed the firm of Grant Thornton LLP as independent auditors of the Company for the current fiscal year.

     Representatives of Grant Thornton LLP are expected to be present at the annual meeting, and will have an opportunity to make a statement if they so desire to do so and are expected to be available to respond to appropriate questions from shareholders.

     The affirmative vote of the holders of a majority of shares of the Company's Common Stock present in person or by proxy is required to confirm the appointment of auditors. The shares represented by proxies received from the Company's shareholders will be voted FOR the proposal unless a vote against the proposal is specifically indicated in the proxy. For purposes of counting votes on this proposal, abstentions and broker non-votes will effectively be counted as votes against the proposal. The Company has been informed by the holders of approximately 97% of the shares entitled to vote that they intend to vote in favor of the proposal.

        THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR RATIFICATION
                    OF THE APPOINTMENT OF GRANT THORNTON LLP

                             AUDIT COMMITTEE REPORT

     The Audit Committee of the Board of Directors is comprised of three independent directors and operates under a written charter adopted by the Board. The Committee is appointed by the Board and is directly responsible for the appointment, compensation and oversight of the Company's independent auditors. It also monitors, among other things, the Company's financial reporting process and the independence and performance of the Company's independent auditors. It is the responsibility of management of the Company to prepare financial statements in accordance with accounting principles generally accepted in the United States of America and of the Company's independent auditors to audit those financial statements.

     Throughout the year, the Committee has met and held discussions with management and the independent auditors. Management represented to the Committee that the Company's consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America and the Committee has reviewed and discussed the consolidated financial statements with management and the independent auditors. The Committee discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees).

     The Committee has been advised by the Company that the total fees and expenses billed for fiscal 2001 by Deloitte & Touche LLP, the Company's former principal accounting firm were $348,415. Of that amount, an aggregate of $263,675 was for audit services and the review of financial statements included in the Company's Quarterly Reports on Form 10Q and $84,740 was for tax services. Deloitte & Touche LLP was not engaged by the Company in fiscal 2001 to perform any information technology services relating to financial information systems design and implementation.

     In addition, the Committee has discussed with the independent auditors, the auditor's independence from the Company and its management, including the matters in the written disclosures required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). Further, the Committee has considered whether the provision of non-audit services by the independent auditors is compatible with maintaining the auditor's independence.

     Further, the Committee meets with the independent auditors, with and without management present, to discuss the results of their examinations, the evaluations of the Company's internal controls, and the overall quality of the Company's financial reporting.

     Based on the reviews and discussions referred to above, the Committee recommended to the Board that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2001, for filing with the Securities and Exchange Commission.

     Each member of the Audit Committee is independent as defined under the listing standards of the Nasdaq National Market.

Respectfully Submitted,

Maureen C. Cronin
J. Daniel Frisina
Ronald J. Rolak

                             SHAREHOLDER PROPOSALS

     Proposals of shareholders must be received by the Company no later than July 31, 2003 to be considered for inclusion in the Company's proxy statement for its 2003 annual meeting of shareholders. Such shareholder proposals should be made in accordance with Securities and Exchange Commission Rule 14a-8 and should be addressed to the attention of the Secretary of the Company, 951 Aiken Road, Owosso, Michigan 48867.

By Order of the Board of Directors,

/s/ DONALD J. WILLIAMSON
Donald J. Williamson
Chairman of the Board and Chief Executive Officer

October 28, 2002

                                                                                                                                 ---
[X]  PLEASE MARK VOTES                                        REVOCABLE PROXY                                                      |
     AS IN THIS EXAMPLE                              SPORTS RESORTS INTERNATIONAL, INC.
                                                                                                                      WITH-  FOR ALL
                                                                                                                FOR    HOLD   EXCEPT
THIS PROXY IS SOLICITED ON BEHALF OF THE  BOARD OF DIRECTORS                1. ELECTION OF DIRECTORS (except
                                                                               as marked to the contrary below) [ ]    [ ]     [ ]

   The undersigned shareholder hereby appoints Gregory T. Strzynski and
William H. Singleterry, and each of them, each with full power of              Nominees:  J. DANIEL FRISINA AND RONALD J. ROLAK
substitution, proxies to represent the shareholder listed on this Proxy and to vote all shares of Common Stock of Sports Resorts International,
Inc. that the shareholder would be entitled to vote on all matters which
come before the Annual Meeting of Shareholders to be held at the offices    INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY
of Sports Resorts International, Inc., 951 Aiken Road, Owosso, Michigan,    INDIVIDUAL NOMINEE, MARK "FOR ALL EXCEPT" AND WRITE
on Tuesday, November 19, 2002 at 10 a.m. local time, and any adjournment    THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW.
of that meeting.
                                                                            --------------------------------------------------------

                                                                            YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR ALL
                                                                            NOMINEES.

                                                                                                             FOR   AGAINST   ABSTAIN
                                                                            2. RATIFICATION OF THE           [ ]     [ ]       [ ]
                                                                               APPOINTMENT OF GRANT
                                                                               THORNTON LLP AS THE COMPANY'S
                                                                               INDEPENDENT AUDITORS

                                                                               YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR
                                                                            THE RATIFICATION OF GRANT THORNTON AS THE COMPANY'S
                                                                            INDEPENDENT AUDITORS.

                                                                               If this Proxy is properly executed, the shares
                                                                             represented by this Proxy will be voted as specified.
                                                                             If no specification is made, the shares represented by
                                                                             this Proxy will be voted for the election of all
  Please be sure to sign and date  -------------------------                 nominees named on this Proxy as directors and the
    this Proxy in the box below.   |Date                   |                 ratification of Grant Thornton LLP as the Company's
                                   |                       |                 independent auditors for the current fiscal year ending
------------------------------------------------------------                 December 31, 2002. THE SHARES REPRESENTED BY THIS PROXY
|                                                          |                 WILL BE VOTED IN THE DISCRETION OF THE PROXIES ON ANY
|                                                          |                 OTHER MATTERS THAT MAY COME BEFORE THE MEETING.
|                                                          |
|--Shareholder sign above---Co-holder (if any) sign above--|                   Please sign exactly as your name(s) appears on this
                                                                             Proxy. When signing on behalf of a corporation,
                                                                             partnership, estate or trust, indicate title or
                                                                             capacity of person signing. If shares are held jointly,
                                                                             each holder should sign.

+                                                                                                                                  +
------------------------------------------------------------------------------------------------------------------------------------
                           /\ DETACH ABOVE CARD, SIGN, DATE AND MAIL IN POSTAGE PAID ENVELOPE PROVIDED. /\
                                                 SPORTS RESORTS INTERNATIONAL, INC.
------------------------------------------------------------------------------------------------------------------------------------
                                                         PLEASE ACT PROMPTLY
                                              SIGN, DATE & MAIL YOUR PROXY CARD TODAY
------------------------------------------------------------------------------------------------------------------------------------
IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE
ENVELOPE PROVIDED.


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